UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 17, 2026

Advantage Solutions Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38990	83-4629508
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7676 Forsyth Boulevard, Fifth Floor
St. Louis, Missouri		63105
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (314) 655-9333

Not Applicable (Former Name or Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.0001 par value per share	ADV	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Cameron Breitner and Appointment of Thomas Turner

On February 17, 2026, Advantage Solutions Inc. (the “Company”) received notice from Cameron Breitner informing the Company of his resignation from the Company’s board of directors (the “Board”) effective February 20, 2026. The Board has accepted Mr. Breitner’s resignation.

The Board appointed Thomas Turner, effective February 20, 2026, as a Class I director of the Board to fill the vacancy left by Mr. Breitner’s resignation and to serve until the Company’s 2027 annual meeting of stockholders or his earlier death resignation or removal.

Mr. Turner currently serves as a Senior Managing Director of CVC Advisors (U.S.) Inc., a global private markets manager, and has served in the role since September 2022. From October 2021 to September 2022, Mr. Turner served as a Managing Director at Apollo Global Management, Inc. Prior to that, he served as a Managing Director at Bank of America Merrill Lynch from October 2019 to October 2021. Mr. Turner received a Bachelor of Arts degree from Cornell University and a Masters in Business Administration from New York University Stern School of Business.

Mr. Turner was appointed to the Board in accordance with the Company’s Amended and Restated Stockholders Agreement, dated as of October 27, 2020 (the “Stockholders Agreement”), by and among the Company and the other parties identified therein, pursuant to which the Company has committed to take all necessary action to have two directors nominated by CVC ASM Holdco, L.P. (“CVC”) to serve as directors of the Company, subject to certain equity ownership levels.

Mr. Turner is affiliated with CVC, and therefore will not receive compensation in accordance with the Company’s standard non-employee director compensation package (“Non-Employee Director Compensation”), which is more fully described under the caption “Director Compensation” in the Company’s proxy statement on Schedule 14A filed with the Securities and Exchange Commission on April 24, 2025 (the “2025 Proxy Statement”), as may be adjusted by the Board from time to time.

There are no family relationships between Mr. Turner and any director or executive officer of the Company. Mr. Turner has not engaged in any transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K, including any since the beginning of the Company’s last fiscal year or any currently proposed transaction in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which Mr. Turner had or will have a direct or indirect material interest.

Resignation of Adam Nebesar and Appointment of Frank Yao to the Board of Directors

On February 17, 2026, the Company received notice from Adam Nebesar informing the Company of his resignation from the Board effective February 20, 2026. The Board has accepted Mr. Nebesar’s resignation.

The Board appointed Xiaofeng “Frank” Yao, effective as of February 20, 2026, as a Class II director of the Board and to serve until the Company’s 2028 annual meeting of stockholders or his earlier death, resignation or removal.

Mr. Yao currently serves as the President and Chief Commercial Officer of VXI Global Solutions, LLC, a global business process outsourcing company, and has served in the role since December 2023. From February 2008 to November 2023, Mr. Yao served as a Managing Director at Bain Capital Private Equity, LP. Earlier in his career, he held leadership positions at Bain & Company, Inc. from November 2005 to February 2008 and Oliver Wyman, LLC from September 2002 to November 2005. Mr. Yao received a Bachelor of Science degree from Shanghai Jiao Tong University and a Masters in Business Administration from the Tuck School of Business at Dartmouth.

Mr. Yao was appointed to the Board in accordance with the Stockholders Agreement, pursuant to which the Company has committed to take all necessary action to a director nominated by BC Eagle Holdings, L.P. (“Bain”) to serve as a director of the Company, subject to certain equity ownership levels.

Mr. Yao is affiliated with Bain, and therefore will not receive compensation in accordance with the Company’s Non-Employee Director Compensation, which is more fully described under the caption “Director Compensation” in the Company’s 2025 Proxy Statement, as may be adjusted by the Board from time to time.

There are no arrangements or understandings between Mr. Yao and any other persons pursuant to which he was appointed to the Board, and there are no family relationships between Mr. Yao and any director or executive officer of the Company. Mr. Yao has not engaged in any transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K, including any since the beginning of the Company’s last fiscal year or any currently proposed transaction in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which Mr. Yao had or will have a direct or indirect material interest.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:	February 20, 2026		ADVANTAGE SOLUTIONS INC.

		By:	/s/ Christopher Growe
Christopher Growe Chief Financial Officer